Exhibit 10.2.1

FIRST AMENDMENT

TO

CADMUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Restated Effective July 1, 2002)

Pursuant to due corporate action of the Human Resources and Compensation Committee of its Board of Directors, Cadmus Communications Corporation, as the Plan Sponsor of the Cadmus Supplemental Executive Retirement Plan (As Restated Effective July 1, 2002) (the “Plan”), hereby amends the Plan as follows, effective August 9, 2005:

1. The following new paragraph 2.5 is added to the Plan:

2.5 Board Designated Cessation of Active Participation or Cessation of Benefit Accrual, Vesting and/or Related Rights. Notwithstanding any other provision of the Plan, the Board may prospectively, but not retroactively, terminate the status of any Participant as an Active Participant, whether or not the Participant is then, or thereafter again becomes, an Eligible Employee, and thereby cause Benefit Service and Vesting Service for such Participant to be frozen with the result that if the Participant has no vested benefit under the Plan at the effective date of such action, his Accrued Benefit and Death Benefit shall be forfeited and if the Participant has a vested benefit under the Plan at the effective date of such action, his vested Accrued Benefit and vested Death Benefit shall not thereafter be increased nor shall any rights pertaining thereto at the effective date of such cessation of active participation (including any rights or benefits otherwise resulting from a Change in Control occurring after such effective date) be enhanced. Alternatively, the Board may prospectively, but not retroactively, cause to be frozen benefit accrual, vesting and/or any other rights pertaining to a Participant’s benefit under the Plan at the effective date of such freeze (including any rights or benefits otherwise resulting from a subsequent Change in Control occurring after such effective date), whether or not the Participant is then, or thereafter again becomes, an Eligible Employee.

IN WITNESS WHEREOF, the Plan Sponsor of the Plan has caused its name to be signed and its seal to be affixed hereunto as of the 9th day of August, 2005.

CADMUS COMMUNICATIONS CORPORATION,
Plan Sponsor

By	/s/ Bruce Thomas
Its	President and CEO